Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 filed pursuant to Rule 462(b) of our report dated June 21, 2013, relating to the financial statements of KKR Income Opportunities Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
July 25, 2013